August  19,  1998



Securities  and  Exchange  Commission
450  5th  Street  N.W.
Washington,  D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on August 14, 1998, to be filed by our former client, Worldwide PetroMoly, Inc. We agree with the statements made in response to that
Item  insofar  as  they  relate  to  our  Firm.

Very  truly  yours,

/S/ BDO  Seidman,  LLC
BDO  Seidman,  LLC


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